Exhibit 10.10

EXECUTION VERSION

Certain information has been omitted from the exhibit because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential. The omissions have been indicated by (“[***]”).

Dated 24 October 2022
KABANGA NICKEL LIMITED and BHP BILLITON (UK) DDS LIMITED
SUBSCRIPTION AGREEMENT relating to KABANGA NICKEL LIMITED

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone +44 (0) 207 456 2000
Facsimile +44 (0) 207 456 2222

Ref: L-315321 (DTRdGC)

Table of Contents

Contents		Page

1	Definitions and Interpretation	1

2	Agreement to Issue the Subscription Shares	9

3	Signing Deliverables	10

4	Conditions	10

5	Closing	11

6	VAT	13

7	Use of Subscription Proceeds	13

8	Agreed Budget	13

9	Termination	14

10	Costs, Expenses and Payments	15

11	Warranties	15

12	General Undertakings	22

13	Positive Project Undertakings	24

14	Notification of Breach	25

15	Assignment	25

16	Payments	26

17	Whole Agreement	26

18	Notices	26

19	Partial Invalidity	27

20	Remedies and Waivers	27

21	Amendments	27

22	Confidentiality	27

23	Counterparts	28

24	Governing Law and Dispute Resolution	28

	Schedule 1 Agreed Budget

	Schedule 2 The Members of the Group

	Schedule 3 T1B Shareholders’ Agreement DoA

	Schedule 4 Transfer Certificate

 i

This Agreement is dated 24 October 2022 and made between:

(1)	KABANGA NICKEL LIMITED, a private limited company incorporated under the laws of England and Wales with registered number 11815983 and whose registered office is at 22 Chancery Lane, London WC2A 1LS, United Kingdom (the “Company”); and

(2)	BHP BILLITON (UK) DDS LIMITED, a private limited company incorporated under the laws of England and Wales with registered number 09882802 and whose registered office is at Nova South, 160 Victoria Street, London SW1E 5LB, United Kingdom (the “Subscriber”),

each a “Party”, and together, the “Parties”.

It is agreed as follows:

1	Definitions and Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 (Definitions and Interpretation) apply.

1.1	Definitions

“Affiliates” means, in relation to any person, any subsidiary undertaking or holding company of that person and any subsidiary undertaking of any such holding company.

“Agreed Budget” means the budget agreed between the Parties in respect of the use of the Subscription Proceeds by the Group, as set out in Schedule 1 (Agreed Budget) and as may be amended from time to time in accordance with Clause 8 (Agreed Budget).

“Anti-Corruption Laws” means: (i) for all Parties, the laws relating to combating bribery and corruption of Tanzania, the Foreign Corrupt Practices Act 1997 of the United States of America, the UK Bribery Act 2010, the Criminal Code Act 1995 (Cth) of Australia and/or the principles of the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (ii) for each of the Parties, the Laws relating to combating bribery and corruption in the countries of each such Party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of each such Party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Box VDR” means: (i) the virtual data room hosted by Box containing the Legacy Entity SPA and certain share incentive, share option, profit sharing and consultancy arrangements in respect of the Group, made available by Travers Smith and accessible by Linklaters LLP as at 19:30 on 23 December 2021 (a data room index of which has been initialled by the representatives of the Parties); and (ii) one (1) consultancy agreement [***] in the form provided on a counsel-to-counsel basis by [***] to [***] via email timed at approximately 11:43 on 24 June 2022.

“Budget Representative” means, in the case of the Subscriber, [***], and in the case of the Company, [***] (or such other person as either Party may notify to the other Party in writing from time to time), together the “Budget Representatives”.

“Budget Revision Notice” has the meaning given to that term in Clause 8.1.5 (Agreed Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Business Warranties” means those Warranties set out in Clauses 11.6 (Management Accounts) to 11.14 (Litigation) and Clauses 11.16 (Taxation) to 11.21 (No misleading information), and “Business Warranty” means any one of them.

“Business Warranty Claims” means claims for breach of the Business Warranties, and “Business Warranty Claim” means any of them.

“Closing” means the completion of the issue and allotment of the Subscription Shares in accordance with Clause 5 (Closing).

“Closing Conditions” and “Closing Condition” have the meanings given to those terms in Clause 4.2.1.

“Closing Date” means the date on which Closing occurs.

“Closing Disclosure Letter” means the disclosure letter to be entered into by the Company and the Subscriber (the form of which is to be as agreed by the Parties at the relevant time, each acting reasonably) on Closing disclosing matters, events or circumstances which occurred after the date of this Agreement in respect of the Business Warranties.

“Closing Notice” has the meaning given to that term in Clause 4.2.2.

“Closing Obligations” has the meaning given to that term in Clause 5.1.

“Closing Update Notification” means the notification to be provided by the Company to the Subscriber (the form of which is to be as agreed by the Parties at the relevant time, each acting reasonably) on Closing containing updated information in respect of matters, events or circumstances which occurred after the date of this Agreement in compliance with the Shareholders’ Agreement and the T2 Agreement.

“Compliance Confirmations” means the confirmations given from time to time by each of [***] and [***] to the Company in accordance with the requirements of this Agreement in the terms agreed between the Company and the Subscriber in the agreed form, and “Compliance Confirmation” means any one of them.

“Compliance Warranties” means those Warranties set out in Clause 11.15 11.15 (Anti-Corruption Laws, Sanctions Laws and other), and “Compliance Warranty” means any one of them.

“Cooperation Deed” means the deed of cooperation entered into between the Subscriber and the Company in respect of the Project on 24 December 2021 (as amended on 23 April 2022).

“DeSPAC Transaction” means any proposed transaction pursuant to which Lifezone (or Lifezone Holdings, as parent company of Lifezone) will combine with GoGreen (or a newly formed holding company of GoGreen) and shall be listed on the New York Stock Exchange (or another internationally recognised stock exchange) or any other business combination involving GoGreen and Lifezone and/or Lifezone Holdings.

“Diluted” means, in respect of the Subscription Shares, such number of Ordinary Shares representing eight point nine per cent. (8.9%) of the total voting and economic share rights in the Company taking into account the dilutive effect of any:

(a)	Ordinary Shares (or any other share in the equity share capital of any member of the Group from time to time); or

(b)	awards, grants, options, agreements, arrangements (or similar) capable of vesting, exercise, conversion (or similar) into, or exchange (or similar) for, Ordinary Shares (or any other share in the equity share capital of any member of the Group from time to time) of the Group, issued or made (whether or not vested, exercised, converted, exchanged (or similar) for Ordinary Shares (or any other share in the equity share capital of any member of the Group from time to time) on or prior to Closing).

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in pipes, tanks, ditches, drains or sewers); soil and land and any ecological systems and any living organisms supported by any of those media, including, for the avoidance of doubt, humans.

“Environmental Law” means any and all European Community, national, supranational, federal, state, regional or local statutes, laws and codes of law (including the common law) in each case which are applicable to any member of the Group or member of the Subscriber’s Group (insofar as it relates to the Project) and have the force of Law in the applicable jurisdiction concerning (including by way of providing protections, controls, regulation and Authorisation in respect of sub-paragraphs (a) and (b)) or otherwise providing remedies in respect of:

(a)	pollution of or damage to or the protection of the Environment and human health and safety; and/or

(b)	emissions, discharges, releases or escapes into the Environment of or the exposure of any person to Hazardous Substances or the production, processing, use, treatment, storage, transport or disposal of Hazardous Substances, and any regulations or subordinate legislation, orders, judgments, circulars, by-laws, codes of practice and technical instructions issued or made under them which are applicable to any member of the Group or member of the Subscriber’s Group (insofar as it relates to the Project) and have the force of Law but excluding zoning and planning Law.

“FCC” means the Tanzanian Fair Competition Commission, a public institution in Tanzania established by virtue of section 62(1) of the Fair Competition Act, No.8 of 2003.

“FCC Approval” means the unconditional or conditional (provided such conditions are satisfactory to the Subscriber) approval by the FCC of the FCC Merger Filing through the provision of a merger clearance certificate in respect of the FCC Merger Filing.

“FCC Condition” means the receipt by the Parties of the FCC Approval.

“FCC Merger Filing” means the filing to be made to the FCC by the Subscriber and the Company seeking the FCC’s approval for the Subscriber to be issued with the Subscription Shares.

“Framework Agreement” means the framework agreement entered into between the Government of Tanzania and the Company on 19 January 2021 in respect of the Project.

“Fundamental Warranties” means those Warranties set out in Clauses 11.2 (Status, authority, authorisations and binding obligations) to 11.5 (No default) and in Clause 11.15 (Anti-Corruption Laws, Sanctions Laws and other), and “Fundamental Warranty” means any one of them.

“Fundamental Warranty Claims” means claims for breach of the Fundamental Warranties, and “Fundamental Warranty Claim” means any of them.

“GNT” means the Government of Tanzania’s special negotiation team in respect of the Project.

“GoGreen” means GoGreen Investments Corporation, a blank cheque company incorporated in the Cayman Islands (with registered no. 373069) whose executive offices are at 1021 Main Street, Suite 1906, Houston, Texas 7702, United States of America.

“Governmental Authorities” means any competition, antitrust, anti-corruption, sanctions, anti-money laundering, counter-terrorism financing, foreign investment, national, supranational or supervisory or other government, governmental (whether trade, administrative, statutory or regulatory) bodies, agencies, commissions or authorities or any courts, tribunals, arbitral or judicial bodies, including any Tax Authorities and any governmental department, and “Governmental Authority” means any of them.

“Government Arrangements” means all agreements or other arrangements with, and licences issued by, the Government of Tanzania and/or other Governmental Authorities, and “Government Arrangement” means any of them, including (but not limited to) the Special Mining Licence, the Prospecting Licences, the Framework Agreement and the JFM.

“Group” means the Company and its subsidiaries and subsidiary undertakings from time to time.

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance of any nature whatsoever (whether in the form of a solid, liquid, gas or vapour alone or in combination with any other substance) which is capable of causing harm or damage to the Environment or to public health, including, but not limited to, any controlled, special, hazardous, polluting, toxic or dangerous substances, hazardous or toxic radioactive substances or waste, asbestos or electromagnetic radiation.

“Indebtedness” means, in relation to any person, any borrowing, financing liability, unpaid cost or expense owing to any person, or obligation for the payment or repayment of money, whether present or future, actual or contingent, including under or in connection with any royalty, streaming agreement, guarantee, indemnity, loan, financial instrument (including a derivative), finance lease or other arrangement of any kind having a similar effect, but excluding trading debt and liabilities arising in the ordinary course of business.

“ITA” means the United Republic of Tanzania’s Income Tax Act, Cap 332 (as amended from time to time, including (without limitation) pursuant to the Finance Act, No. 5 of 2022 as amended from time to time).

“JFM” means the joint financial model to be agreed between the Parties and the Government of Tanzania (or other applicable Governmental Authority) in respect of the Project following the date of this Agreement.

“Law” means all applicable legislation, statutes, directives, regulations, ordinances, decisions, licences, permits, consents, decrees, notices, instructions, policies, orders, judgments, decisions, by-laws and other applicable legislative measures or decisions, treaties, conventions and other agreements between states, or between states and supranational bodies and rules of common or civil law, in each case, having the force of law and having effect in any jurisdiction.

“LCIA” has the meaning given to that term in Clause 24.2.

“Legacy Entities” means the entities acquired by the Company from Glencore Canada Corporation, Barrick International (Barbados) Corporation and Sutton Resources Limited, in respect of the Project, namely Kabanga Holdings Limited, Kabanga Nickel Company Limited, Romanex International Limited and Kagera Mining Company Limited.

“Legacy Entity SPA” has the meaning given to that term in Clause 11.18.1.

“Licences” has the meaning given to that term in Clause 11.11 (Licences and consents).

“Lifezone” means Lifezone Limited, a company incorporated under the laws of the Isle of Man with registered number 019369V and whose administrative office is at Commerce House, 1 Bowring Road, Ramsey IM8 2LQ, Isle of Man.

“Lifezone Group” means Lifezone Holdings and its subsidiaries and subsidiary undertakings from time to time.

“Lifezone Holdings” means Lifezone Holdings Limited, a company incorporated under the laws of the Isle of Man with registered number 019856V and whose registered office is at Commerce House, 1 Bowring Road, Ramsey IM8 2LQ, Isle of Man.

“Lifezone Holdings Shareholders” means the holders of shares in Lifezone Holdings from time to time.

“Lifezone Holdings Shareholders’ Agreement” means the shareholders’ agreement in respect of Lifezone Holdings entered into between Lifezone Holdings and certain Lifezone Holdings Shareholders on or around 24 June 2022.

“Longstop Date” means the date falling twelve (12) months from the date of this Agreement.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)	the financial condition, assets, prospects or business of the Company or the consolidated financial condition, assets, prospects or business of the Group; and/or

(b)	the validity, legality or enforceability of this Agreement, the T1A Loan Agreement or the T2 Agreement.

“Material Contract” and “Material Contracts” have the meanings given to such terms in Clause 11.9.1.

“Mining Business” has the meaning given to that term in the definition of the Project.

“Mining Commission” means the Tanzanian Mining Commission.

“Notice” has the meaning given to that term in Clause 18.1.

“Ordinary Shares” means the ordinary shares of £0.0001 each in the capital of the Company.

“Project” means the anticipated future mining operations in respect of the Kabanga Nickel Deposit at Kabanga in Ngara District, Kagera Region, Tanzania, including:

(a)	the extraction and on-site concentration of minerals (the “Mining Business”); and

(b)	mineral concentrate refining and processing operations to be conducted at a multi-mineral processing facility in Tanzania (the “Refinery Business”).

“Proposer” has the meaning given to that term in Clause 8.1.5 (Agreed Budget).

“Prospecting Licences” means the Tanzanian prospecting licences (PL No.11852-2022, PL No.11853-2022, PL No.1854-2022, PL No.11855-2022 and PL No.11856-2022) issued to and held by the Company.

“Recipient” has the meaning given to that term in Clause 8.1.6 (Agreed Budget).

“Refinery Business” has the meaning given to that term in the definition of the Project.

“Relevant Shareholders” means Shareholders and/or Lifezone Holdings Shareholders.

“Relevant Warranty Claims” means Business Warranty Claims and Fundamental Warranty Claims, and “Relevant Warranty Claim” means any of them.

“Revised Development, Licencing and Services Agreement” means the development, licencing and services agreement to be entered into between the Company and Lifezone on or around the date hereof in the terms agreed between the Parties.

“Sanctioned Party” means: (i) any person, entity or government that is designated for export controls or sanctions restrictions under any Sanctions Laws, including, but not limited to, those designated on an affirmative list of sanctions targets such as the United States List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Entity List, Denied Persons List, Debarred List, Australia’s Consolidated List, the United Kingdom Consolidated List and the European Union Consolidated List of Persons, Groups, and Entities Subject to European Union Financial Sanctions; (ii) a government agency of, an entity owned or controlled by the government of, or entity incorporated under the laws of or a resident of a country or territory against which comprehensive sanctions are imposed, administered or enforced from time to time, including, as of the date of this Agreement, Iran, Cuba, Syria, North Korea and the regions of Crimea, the Donetsk People’s Republic and the Luhansk People’s Republic in Ukraine; or (iii) any entity fifty per cent. (50%) or more owned or any entity which is controlled, directly or indirectly, by one or more of the persons or entities in sub-paragraph (i) or (ii) of this definition.

“Sanctions Laws” means any sanctions, export control or import laws, or other regulations, orders, directives, designations, licences, or decisions relating to the trade of goods, technology, software and services which are imposed, administered or enforced from time to time by Australia, the United States, the United Kingdom, the European Union, European Union Member States, Switzerland, the United Nations or the United Nations Security Council and also includes United States anti-boycott laws and regulations.

“Section 56 Comfort Letter” means a written letter advising that section 56 of the ITA will not apply in relation to any direct or indirect investments in, and deemed disposals of, part or all of the Project taking place prior to the time that the Project commences production (including, for the avoidance of doubt, in respect of the exercise of the option pursuant to the T2 Agreement and completion of the transaction contemplated under this Agreement), or if section 56 of the ITA will apply then that any deemed gain that may arise shall be exempt from Taxation under section 56 of the ITA (or such other form of comfort as may be agreed by each of the Subscriber and the Company in writing).

“Shareholders” means the holders of Ordinary Shares from time to time.

“Shareholders’ Agreement” means the shareholders’ agreement in respect of the Company entered into between Lifezone, the Company and the Subscriber on 1 July 2022, following the conversion of the T1A Loan into Ordinary Shares in accordance with the T1A Loan Agreement.

“Signing Disclosure Letter” means the disclosure letter to be entered into by the Company and the Subscriber on or prior to the date of this Agreement disclosing matters, events or circumstances which occurred at or prior to the date of this Agreement in respect of the Warranties.

“Special Mining Licence” means special mining licence 651/2021 issued by the Mining Commission on 25 October 2021 to TNCL in respect of the Kabanga area in the Ngara District of Tanzania.

“Subscriber’s Group” means the Subscriber and its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company from time to time, including (but not limited to) any subsidiaries and subsidiary undertakings of BHP Group Limited (from time to time).

“Subscription” has the meaning given to that term in Clause 2.1.1.

“Subscription Proceeds” has the meaning given to that term in Clause 2.1.2.

“Subscription Shares” has the meaning given to that term in Clause 2.1.1.

“Subsoil Data” means geological exploration data in relation to the Project (including exploration databases in relation to that exploration data) and any intellectual property rights associated therewith.

“Surviving Clauses” means this Clause 1 (Definitions and interpretation), Clause 17 (Whole Agreement), Clause 18 (Notices) and Clauses 19 (Partial Invalidity) to 24 (Governing Law and Dispute Resolution) (inclusive), and “Surviving Clause” means any one of them.

“T1A Loan” means the USD40,000,000 loan provided by the Subscriber to the Company pursuant to the T1A Loan Agreement.

“T1A Loan Agreement” means the loan agreement entered into between the Subscriber (as lender) and the Company (as borrower) on 24 December 2021, pursuant to which the Subscriber lent the Company the T1A Loan on the terms of the agreement.

“T1B Shareholders’ Agreement DoA” means the deed of amendment in respect of the Shareholders’ Agreement in the terms agreed between the Parties, a copy of which is set forth in Schedule 3 (T1B Shareholders’ Agreement DoA).

“T2 Agreement” means the investment option agreement to be entered into between the Subscriber, the Company and Lifezone on or about the date of this Agreement pursuant to which the Subscriber is to have an option to subscribe for the T2 Shares on the terms and conditions set out therein.

“T2 Closing” means the completion of the issue and allotment of the T2 Shares pursuant to the T2 Agreement.

“T2 Shares” means the required number of Ordinary Shares (rounded up to the nearest whole Ordinary Share) that, in aggregate with the number of Ordinary Shares held by the Subscriber at such time (if any), would result in the Subscriber indirectly owning fifty-one per cent. (51%) of the total voting and economic equity rights in TNCL on a fully diluted basis as at closing under the T2 Agreement in accordance with the terms thereof (or such other number of Ordinary Shares (rounded up to the nearest whole Ordinary Share) that the parties of the T2 Agreement may agree in writing).

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including, without limitation, social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

“Tax Authorities” means any taxing or other authorities competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation, and “Tax Authority” means any of them.

“TNCL” means Tembo Nickel Corporation Limited, a company incorporated under the laws of the United Republic of Tanzania with registered number 149494871 and whose registered office is at Region Dar es Salaam, District Ilala CBD, Ward Kivukoni, Postal code 11101, Street Ohio, Road Garden Avenue, Plot Numbers 8, 9, 12 and 15, Block Number WING A&B, House Number 11th Floor.

“TNCL Shareholders’ Agreement” means the shareholders’ agreement in respect of TNCL entered into between the Company and the Government of Tanzania on 19 January 2021.

“VAT” means value added tax charged under the Value Added Tax Act 1994 or any similar, replacement or additional Tax in any jurisdiction.

“VDR” means the virtual data room hosted by CapLinked containing documents and information relating to the Company and members of the Group, made available by the Company and accessible by the Subscriber as at 17:40 on 22 December 2021 (a data room index of which has been initialled by the representatives of the Parties).

“Warranties” means the warranties made or deemed to be made by the Company under this Agreement, and “Warranty” shall mean any of them.

“WHO” has the meaning given to that term in Clause 24.3.

1.2	Construction

Unless a contrary indication appears, any reference in this Agreement to:

1.2.1	the “Company”, the “Subscriber” or any “Party” shall be construed so as to include their successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Agreement;

1.2.2	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership, unincorporated association or other entity (whether or not having separate legal personality);

1.2.3	a “company” includes any company, corporation or body corporate, wherever incorporated;

1.2.4	a “regulation” includes any regulation, rule or official directive (whether or not having the force of Law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.5	“holding company”, “subsidiary” and “subsidiary undertaking” shall have the same meanings in this Agreement as their respective definitions in the United Kingdom Companies Act 2006 (provided that where a holding company creates security over the shares of a subsidiary, that subsidiary shall be deemed not to cease being a subsidiary of the holding company solely as a result of the creation of that security);

1.2.6	“books”, “records” or other “information” mean books, records or other information, in any form, including paper, electronically stored data, magnetic media, film and microfilm;

1.2.7	“including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them;

1.2.8	a person shall be deemed to be “connected” with another if that person is connected with such other within the meaning of section 993 of the Income Tax Act 2007;

1.2.9	“to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way;

1.2.10	where the word “procure” is used in this Agreement in relation to the performance of any act, the words shall give rise to an obligation on the part of the relevant Party to, and only to the extent it is legally able to: (i) exercise (and procure the exercise of) all voting rights and powers as shareholder, including (to the fullest extent possible) by promptly convening shareholders’ meetings to enable such exercise; (ii) exercise (and procure the exercise of) all other powers vested from time to time by applicable Law so that each board member and/or director exercises its board rights and any other powers of control to so procure; and (iii) ensure the removal of uncooperative board members and/or directors and their replacement with board members/directors who co-operate to so procure;

1.2.11	any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time;

1.2.12	a provision of Law is a reference to that provision as amended or re-enacted from time to time;

1.2.13	any English legal term shall, in respect of any jurisdiction other than England, be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction;

1.2.14	references to “USD” are references to the lawful currency from time to time of the United States of America;

1.2.15	one gender includes all genders and references to the singular include the plural and vice versa; and

1.2.16	a time of day is a reference to London time.

1.3	Section, Clause and Schedule headings are for ease of reference only.

1.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2	Agreement to Issue the Subscription Shares

2.1	Subject to the terms and conditions of this Agreement:

2.1.1	the Subscriber agrees to subscribe for Ordinary Shares representing not less than eight point nine per cent. (8.9%) of the total issued share capital in the Company on a Diluted basis immediately prior to Closing (the “Subscription Shares”) and the Company agrees to issue and allot such Subscription Shares to the Subscriber (the “Subscription”); and

2.1.2	in consideration for the issue and allotment of the Subscription Shares, the Subscriber shall pay to the Company USD50,000,000 (the “Subscription Proceeds”).

3	Signing Deliverables

The Subscriber will only be obliged to comply with Clause 2 (Agreement to issue the Subscription Shares) if it has received from the Company, on or prior to the date of this Agreement, the following documents and other evidence listed below in a form and substance satisfactory to the Subscriber (acting reasonably and in good faith):

(i)	a copy of a resolution of the board of directors of the Company approving the terms of, and the transactions contemplated by, this Agreement and the T2 Agreement (including, for the avoidance of doubt, the issue and allotment of the T2 Shares to the Subscriber in the event of exercise of the option granted pursuant to the T2 Agreement), and resolving that it enter into this Agreement and the T2 Agreement, authorising a specified person or persons to execute this Agreement and enter into the T2 Agreement on its behalf, and all documents and notices to be signed and/or despatched by it under or in connection with this Agreement and the T2 Agreement;

(ii)	a copy of a resolution of the board of directors of Lifezone approving the terms of, and the transactions contemplated by the T2 Agreement and resolving that it enter into the T2 Agreement, authorising a specified person or persons to execute the T2 Agreement on its behalf and all documents and notices to be signed and/or despatched by it under or in connection with the T2 Agreement;

(iii)	as may be required under the constitutional documents of the Company and/or Shareholders’ Agreement and/or the Lifezone Holdings Shareholders’ Agreement, a copy of the resolutions, consents, waivers and/or similar of the Relevant Shareholders approving the terms of, and the transactions contemplated by, this Agreement and the T2 Agreement (including, for the avoidance of doubt, the issue and allotment of the T2 Shares to the Subscriber in the event of exercise of the option granted pursuant to the T2 Agreement, and the waiver by Relevant Shareholders of any applicable pre-emption rights or veto/consent rights they may have pursuant to the constitutional documents of the Company and/or Shareholders’ Agreement and/or the Lifezone Holdings Shareholders’ Agreement);

(iv)	a copy of the T2 Agreement, duly executed by the parties to it;

(v)	a copy of the Revised Development, Licencing and Services Agreement, duly executed by the parties to it; and

(vi)	a signed copy of the Compliance Confirmations duly signed by the relevant individuals on the date of this Agreement.

4	Conditions

4.1	FCC Condition

4.1.1	The Parties shall use all commercially reasonable endeavours to satisfy the FCC Condition promptly following the date of this Agreement as follows:

(i)	as soon as reasonably practicable and, in any event, within five (5) Business Days of the date of this Agreement, the Subscriber shall prepare and submit to the Company a draft form completed by the Subscriber in respect of the FCC Merger Filing;

(ii)	the Company shall provide its reasonable comments on the draft form as soon as reasonably practicable (and, in any event, within five (5) Business Days of receipt of the same); and

(iii)	as soon as reasonably practicable and, in any event, within ten (10) Business Days of receipt of the Company’s reasonable comments, the Subscriber shall finalise and submit the FCC Merger Filing.

4.1.2	In respect of the FCC Merger Filing to be made pursuant to Clause 4.1.1, each Party shall:

(i)	deliver as soon as reasonably practicable to the other Party copies of all material correspondence with the FCC;

(ii)	discuss with the other Party any clarifications and/or subsequent submissions requested by the FCC and give the other Party reasonable opportunity to comment on such clarifications and/or subsequent submissions; and

(iii)	deliver as soon as reasonably practicable to the other Party a copy of any certificate, notice or similar document provided by the FCC in relation to the FCC Merger Filing.

4.2	Other Closing Conditions

4.2.1	The Company shall use all reasonable endeavours to satisfy the following conditions, unless waived by the Subscriber, as soon as is reasonably practicable following the date of this Agreement:

(i)	receipt of a Section 56 Comfort Letter from the GNT (or a duly authorised representative thereof or other Tanzanian Governmental Authority or other third party satisfactory to the Subscriber (acting reasonably and in good faith)) addressed to TNCL, in a form satisfactory to the Subscriber (acting reasonably and in good faith);

(ii)	receipt of any other consents required from any applicable Governmental Authority, regulatory authority or other third party in respect of the issuance and allotment of the Subscription Shares; and

(iii)	the amendment of the articles of association and share capital structure of any member of the Group (other than TNCL) that include free carried interest rights in favour of the Government of Tanzania to remove such free carried interest rights, together with the FCC Condition, the “Closing Conditions” and each, a “Closing Condition”.

4.2.2	Within fifteen (15) Business Days of the satisfaction in accordance with Clause 4.2.1 (or waiver in accordance with Clause 4.2.3) of the final Closing Condition, the Subscriber shall deliver to the Company a written closing notice (the “Closing Notice”) specifying a Business Day (to be no less than five (5) Business Days (inclusive), and not more than fifteen (15) Business Days (inclusive), following the date of the Closing Notice) on which Closing is to occur.

4.2.3	The Subscriber shall, upon written notice to the Company, be entitled to waive any Closing Condition (other than the FCC Condition), with any such waiver being effective from the date specified within such Notice. Any Closing Condition so waived in accordance with this Clause 4.2.3 shall be considered satisfied for the purposes of Clause 4.2.2 from the effective date specified within the waiver Notice.

4.2.4	For the avoidance of doubt, the waiver of any Closing Condition(s) in accordance with the terms of this Agreement shall not be deemed to waive, modify, amend or otherwise change any mandatory approvals and/or clearances required from the FCC and/or the Mining Commission in respect of the issuance of the T2 Shares under the T2 Agreement.

5	Closing

5.1	On Closing:

5.1.1	the Company shall issue, allot and deliver to the Subscriber the Subscription Shares credited as fully paid and carrying the right to participate in full in all dividends and other distributions declared, paid or made on the Ordinary Shares on or after Closing and ranking pari passu in all other respects and form one class with the Ordinary Shares in issue on Closing, and will enter the Subscriber’s name in the register of members of the Company as the legal and beneficial owner of the Subscription Shares, and will issue and deliver to the Subscriber a share certificate in respect of such Subscription Shares;

5.1.2	the Company shall have made available to the Subscriber those documents set out in Clause 5.2, to the extent not already delivered;

5.1.3	the Subscriber shall have made available to the Company those documents set out in Clause 5.3, to the extent not already delivered; and

5.1.4	the Subscriber shall subscribe for the Subscription Shares and pay the Subscription Proceeds to the Company,

each, a “Closing Obligation” and together, the “Closing Obligations”.

5.2	On Closing, the Company shall make available to the Subscriber:

5.2.1	to the extent not previously provided, resolutions of the board of directors of the Company and/or Relevant Shareholders (as applicable) approving the issue, allotment and delivery by the Company of the Subscription Shares to the Subscriber in accordance with this Agreement;

5.2.2	a duly executed share certificate in respect of the Subscription Shares;

5.2.3	a signed copy of the T1B Shareholders’ Agreement DoA duly executed by Lifezone and the Company;

5.2.4	a signed copy of the Compliance Confirmations duly signed by the relevant individuals on the date of Closing;

5.2.5	a Closing Disclosure Letter duly signed by the Company;

5.2.6	a Closing Update Notification duly signed by the Company;

5.2.7	a copy of the updated register of members of the Company reflecting the Subscriber as the owner of the Subscription Shares; and

5.2.8	evidence that the Closing Conditions (other than any Closing Conditions waived by the Subscriber in accordance with Clause 4.2.3) have been satisfied.

5.3	On Closing, the Subscriber shall make available to the Company:

5.3.1	a signed copy of the T1B Shareholders’ Agreement DoA duly executed by the Subscriber; and

5.3.2	a Closing Disclosure Letter duly signed by the Subscriber.

5.4	Failure to perform a Closing Obligation

5.4.1	If the obligations of the Parties under Clause 5.1 are not complied with on the scheduled date for Closing, the Subscriber (in the case of non-compliance by the Company) or the Company (in the case of non-compliance by the Subscriber) shall be entitled (in addition to and without prejudice to all other rights and remedies available) by written notice to the other Party:

(i)	to fix a new date for Closing (being not less than three (3) Business Days and not more than ten (10) Business Days after the date on which Closing had been scheduled to occur) and the provisions of this Clause 5 (Closing) shall apply to Closing as so deferred, provided that the Closing Date can only be deferred twice; or

(ii)	to effect Closing as far as practicable having regard to the defaults which have occurred.

5.4.2	Subject to Closing having first been deferred for a period of at least ten (10) Business Days under Clause 5.4.1(i) and the Party seeking to terminate having used reasonable endeavours to effect Closing during that period, the Subscriber (in the case of a default by the Company) or the Company (in the case of a default by the Subscriber) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the other Party (as the case may be) to terminate this Agreement (other than the Surviving Clauses).

6	VAT

All amounts expressed to be payable under this Agreement by one Party (for the purposes of this Clause 6 (VAT), the “Payer”) to the other Party (for the purposes of this Clause 6 (VAT), the “Payee”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and, accordingly, if VAT is or becomes chargeable on any supply made by the Payee to the Payer under this Agreement and the Payee is required to account to the relevant Tax Authority for the VAT, the Payee shall promptly provide an appropriate VAT invoice to the Payer and, following receipt of such invoice, the Payer must pay to the Payee (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT.

7	Use of Subscription Proceeds

7.1	With effect from Closing, the Company shall:

7.1.1	subject to Clause 8.1.2, procure that the Subscription Proceeds are applied by the Group solely towards the funding requirements contemplated by, and strictly in accordance with, the express provisions of the Agreed Budget (and, for the avoidance of doubt, shall procure that the Subscription Proceeds are not applied for any other purpose);

7.1.2	explore the feasibility of a mine operating two (2) declines simultaneously, and test the maximum throughput of such a mine, as part of the current phase of Project development (which, for the avoidance of doubt, the Parties agree and acknowledge is a requirement under the Agreed Budget); and

7.1.3	procure that the Subscription Proceeds are not applied by the Group towards any costs and/or expenses in respect of: (a) any DeSPAC Transaction; (b) any corporate restructurings and/or reorganisations in respect of any member of the Lifezone Group (or any direct or indirect holding companies of Lifezone Holdings); and (c) any research, development or other work in respect of any land outside of the Mining Business’s site, as identified by the coordinates set out in the Special Mining Licence and the Prospecting Licences (save that the Subscription Proceeds may be applied, to the extent provided for in the Agreed Budget, towards the feasibility of a mine operating two (2) declines simultaneously pursuant to Clause 7.1.2 and/or the development and/or other work in respect of the Refinery Business, provided such development and/or other work in respect of the Refinery Business directly relates to the future processing of mineral concentrate from the Mining Business in Tanzania).

7.2	Monitoring

The Subscriber is not bound to monitor or verify the application of the Subscription Proceeds pursuant to this Agreement.

8	Agreed Budget

8.1	Agreed Budget

8.1.1	Any proposed revision to the Agreed Budget that would result in a change in spend on a single line item of [***] or more of the total spend allocated to that line item in the Agreed Budget shall require the prior written consent of the Parties.

8.1.2	Notwithstanding Clause 8.1.1 and subject to Clause 8.1.3, in respect of a single line item in the Agreed Budget, the Company shall be entitled to apply the Subscription Proceeds by up to[***] more or less than the total spend allocated to that line item in the Agreed Budget and provided that the Subscription Proceeds are spent in accordance with the aforementioned limits such spend will be considered to be in accordance with the Agreed Budget for the purposes of this Agreement.

8.1.3	Prior to any spend of the Subscription Proceeds in excess of the total spend allocated to a single line item in the Agreed Budget, the Company shall deliver to the Subscriber written notice detailing such anticipated spend and the reasons for it being above what is set out in the Agreed Budget.

8.1.4	The Parties agree that the Agreed Budget (including any revisions thereto in accordance with this Clause 8 (Agreed Budget) shall not in any circumstances exceed an aggregate budgeted spend of [***].

8.1.5	Either Party may, at any time, by notice to the other Party, request a revision to the then Agreed Budget if that Party believes that a change in circumstances or cost has occurred and the Agreed Budget at that time is no longer correct for the purposes of this Agreement (a “Budget Revision Notice”, and such Party delivering the Budget Revision Notice being the “Proposer”), with such notice including a draft revised project budget.

8.1.6	Within five (5) Business Days of receipt of a Budget Revision Notice, the Party that received the Budget Revision Notice (the “Recipient”) shall, acting in good faith and reasonably, notify the Proposer whether or not it approves the draft revised project budget (including giving reasonable details of the grounds for any disapproval).

8.1.7	If the Recipient disapproves of the draft revised project budget, the Subscriber and the Company shall negotiate for a period of ten (10) Business Days (or such other period as is agreed by the Subscriber and the Company) in good faith and acting reasonably in order to agree the draft revised project budget (and consent to such revisions in writing).

8.1.8	If the Subscriber and the Company do not agree the draft revised project budget in accordance with Clause 8.1.7 above, the Budget Revision Notice shall be referred for discussion between the Budget Representatives of the Subscriber and the Company who shall negotiate for a period of five (5) Business Days (or such other period as is agreed by the Budget Representatives) in good faith in order to agree the draft revised project budget (and consent to such revisions in writing).

8.1.9	If the Budget Representatives do not agree the draft revised project budget in accordance with Clause 8.1.8 above, no revision shall be made and the Agreed Budget at that time shall remain the Agreed Budget.

8.1.10	Upon:

(i)	a Recipient notifying a Proposer in writing pursuant to Clause 8.1.6 above that it approves a draft revised project budget;

(ii)	the Subscriber and the Company consenting in writing pursuant to Clause 8.1.7 above to any revisions to a draft revised project budget; or

(iii)	the Budget Representatives consenting in writing pursuant to Clause 8.1.8 above to any revisions to a draft revised project budget,

that draft revised project budget shall become the Agreed Budget for the purposes of this Agreement.

8.2	Agreed Budget information undertakings

With effect from Closing, the Company shall, and shall procure that each member of the Group shall, supply to the Subscriber, to the extent permitted by Law, all information (financial or otherwise) reasonably required and upon reasonable prior notice for the Subscriber to verify that the Subscription Proceeds are being applied in accordance with the Agreed Budget.

9	Termination

9.1	This Agreement (other than the Surviving Clauses) may be terminated by either Party (by written Notice) at any time after the Longstop Date if the Closing Conditions have not been satisfied (or waived in accordance with Clause 4.2.3) by such time.

9.2	This Agreement (other than the Surviving Clauses) may be terminated by the Subscriber (by written Notice) if at any time prior to Closing:

9.2.1	the Company commits a material breach of its obligations and/or undertakings under Clause 12.5 (Anti-Corruption Laws and Sanctions Laws);

9.2.2	the Company does not comply with clause 3 (Non-solicitation and Exclusivity) or clause 4 (Right of First Offer) of the Cooperation Deed or in any material respect with any of clauses 5, 6, 11.1, 12.1 and/or schedules 4 (Conduct of Business) or 8 (Off-Take Minimum Requirements) of the T2 Agreement);

9.2.3	any Warranty made or deemed to be made by the Company in this Agreement is or proves to have been incorrect or misleading in any respect for any of the Compliance Warranties at Clauses 11.15.1, 11.15.3, 11.15.4, 11.15.6, 11.15.7, 11.15.9, 11.15.10 and 11.15.11 (or in any material respect for any Warranty other than the Compliance Warranties at Clauses 11.15.1, 11.15.3, 11.15.4, 11.15.6, 11.15.7, 11.15.9, 11.15.10 and 11.15.11) when made or, in the case of any Fundamental Warranty, would be incorrect or misleading in any respect for any of the Compliance Warranties at Clauses 11.15.1, 11.15.3, 11.15.4, 11.15.6, 11.15.7, 11.15.9, 11.15.10 and 11.15.11 (or any material respect for any Fundamental Warranty other than the Compliance Warranties at Clauses 11.15.1, 11.15.3, 11.15.4, 11.15.6, 11.15.7, 11.15.9, 11.15.10 and 11.15.11) if it were repeated at any time;

9.2.4	there is any suspension, revocation, termination or cancellation of the Special Mining Licence by any Tanzanian Governmental Authority, or any written communication or public statements, proceedings or investigations by a Tanzanian Governmental Authority in relation to the Special Mining Licence (or the Framework Agreement) which could reasonably be expected to result in such a suspension, revocation, termination or cancellation of the Special Mining Licence (or the Framework Agreement), and/or a material breach of the terms and conditions of the Special Mining Licence by the holder thereof and/or a material breach of the terms and conditions of the Framework Agreement by the Company;

9.2.5	the Company repudiates this Agreement, the T1A Loan Agreement or the T2 Agreement; and/or

9.2.6	the authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, compulsory acquisition, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets or the shares in that member of the Group (including, without limitation, the displacement of all or part of the management of any member of the Group).

9.3	Upon the termination of this Agreement (other than the Surviving Clauses) pursuant to Clause 5.4.2 or this Clause 9 (Termination), each Party’s rights and obligations under this Agreement (other than the Surviving Clauses) shall cease immediately and no Party shall have any claim against any other under it, save for any claim arising from breach of any obligation prior to the date of termination. For the avoidance of doubt, any termination of this Agreement in accordance with its terms shall be without prejudice to all other rights or remedies available, including the right to claim damages.

9.4	Upon Closing, Clause 12 (General Undertakings) of this Agreement shall cease to have effect, save for any claim arising from breach of any obligation pursuant to Clause 12 (General Undertakings) prior to Closing.

10	Costs, Expenses and Payments

10.1	Each Party shall be responsible for all costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation and execution of this Agreement and any other documents referred to in this Agreement.

10.2	Each Party shall make all payments to be made by it under this Agreement without any deduction or withholding for or on account of Tax, save to the extent that such a deduction or withholding is required by applicable Law.

11	Warranties

11.1	Warranties

11.1.1	The Company makes the Warranties set out in this Clause 11 (Warranties) to the Subscriber on the date of this Agreement and immediately prior to the issuance of the Subscription Shares.

11.1.2	The Warranties given pursuant to Clause 11.1.1 on the date of this Agreement and immediately prior to the issuance of the Subscription Shares are subject to any matters fairly disclosed in the Signing Disclosure Letter.

11.1.3	The Business Warranties to be given by the Company immediately prior to the issuance of the Subscription Shares (but not, for the avoidance of doubt, any other Warranties to be given at such time or at any other time pursuant to this Agreement) shall be subject to any events or matters which are fairly disclosed in the Closing Disclosure Letter and no right to claim for damages as a result of a breach of any such Business Warranty shall arise in favour of the Subscriber in the case of any such Business Warranty being untrue or inaccurate immediately prior to the issuance of the Subscription Shares if (and solely to the extent that) the relevant event or matter is fairly disclosed in the Closing Disclosure Letter, provided that (in each case) any such event or matter could not reasonably have been avoided or prevented by the Company, any other member of the Group (as applicable) or their respective directors, officers, employees and agents.

11.1.4	Any Warranty qualified by the expression “so far as the Company is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of [***] and [***] at the time the Warranty is given (with no imputation of the knowledge of any other person), provided that where the expression “so far as the Company is aware” is used in Clause 11.15 (Anti-Corruption Laws, Sanctions Laws and other), then it shall be deemed to refer to the actual knowledge of [***] and [***] at the time any relevant Warranty contained in Clause 11.15 (Anti-Corruption Laws, Sanctions Laws and other) is given (with no imputation of the knowledge of any other person). For the avoidance of doubt, any deemed actual knowledge of [***] and/or [***] for the purposes of any Warranty qualified by the expression “so far as the Company is aware” or any similar expression shall not create any liability for such persons under the Warranties or this Agreement.

11.2	Status, authority, authorisations and binding obligations

11.2.1	Each member of the Group is a corporation, duly incorporated and validly existing under the Law of its jurisdiction of incorporation.

11.2.2	Each member of the Group has the power to own its assets and carry on its business as it is being conducted.

11.2.3	It has the legal right, all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

11.3	Shares and members of the Group

11.3.1	As at the date of this Agreement, the shares in the members of the Group and the Legacy Entities specified in Schedule 2 (The Members of the Group) comprise the whole of the issued and allotted share capital of the members of the Group and the Legacy Entities, have been properly and validly issued and allotted, and each are fully paid.

11.3.2	As at Closing, the shares in the members of the Group and the Legacy Entities specified in Schedule 2 (The Members of the Group) will comprise the whole of the issued and allotted share capital of the members of the Group and the Legacy Entities (save for any changes in the share capital of the Company which may take place after the date of this Agreement and prior to Closing in compliance with the Shareholders’ Agreement (including, without limitation, clauses 8 to 14 (inclusive) thereof) and the T2 Agreement (including, without limitation, clause 6, clause 11.1 and schedule 4 thereof) and full particulars of which have been fairly disclosed in writing to the Subscriber prior to Closing in the Closing Update Notification), and will be properly and validly issued and allotted, and each will be fully paid.

11.3.3	The Shareholders and members of the Group specified in Schedule 2 (The Members of the Group):

(i)	are the legal and beneficial owners of the shares in the members of the Group and the Legacy Entities specified therein as at the date of this Agreement and (save for any changes in the share capital of the Company which may take place after the date of this Agreement and prior to Closing in compliance with the Shareholders’ Agreement (including, without limitation, clauses 8 to 14 (inclusive) thereof) and the T2 Agreement (including, without limitation, clause 6, clause 11.1 and schedule 4 thereof) and full particulars of which have been fairly disclosed in writing to the Subscriber prior to Closing in the Closing Update Notification) will be the legal and beneficial owners of the shares in the members of the Group and the Legacy Entities specified therein as at Closing; and

(ii)	have the right to exercise all voting and other rights over such shares.

11.3.4	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any member of the Group (or in the capital of any Legacy Entity held by a member of the Group) under any option, agreement or other arrangement (including conversion rights and rights of pre-emption), other than the option granted to the Subscriber under the T2 Agreement.

11.3.5	All consents for the issuance and allotment of the Subscription Shares have been obtained.

11.3.6	The particulars contained in Schedule 2 (The Members of the Group):

(i)	are true and accurate as at the date of this Agreement; and

(ii)	will be true and accurate as at Closing, save for any changes in the share capital of the Company which may take place after the date of this Agreement and prior to Closing in compliance with the Shareholders’ Agreement (including, without limitation, clauses 8 to 14 (inclusive) thereof) and the T2 Agreement (including, without limitation, clause 6, clause 11.1 and schedule 4 thereof) and full particulars of which have been fairly disclosed in writing to the Subscriber prior to Closing in the Closing Update Notification.

11.4	Insolvency

11.4.1	No member of the Company’s Group:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	has suspended making payments on any of its debts; or

(iii)	has, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors (excluding the Subscriber in its capacity as such) with a view to rescheduling any of its Indebtedness.

11.4.2	No moratorium has been declared in respect of any Indebtedness of any member of the Group.

11.4.3	No corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any Indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group (other than the Company);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group (other than the Company)), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Company’s Group or any of its assets; or

(iv)	the enforcement of any security over any assets of any member of the Group,

nor has any analogous procedure or step been taken in any jurisdiction.

11.5	No default

No event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any member of the Group or to which such member of the Group’s assets are subject which might have a Material Adverse Effect (including, for the avoidance of doubt, any agreement or arrangement between any member of the Group and the Government of Tanzania and/or other Governmental Authority).

11.6	Management accounts

The management accounts provided by [***] to [***] via email timed at approximately 09:47 a.m. on 30 September 2022 present fairly and in all material respects the financial condition, assets and liabilities of the Company as at the relevant date thereof and the profits and losses of the Company for the period concerned.

11.7	Financial Indebtedness

Save for the deferred consideration of USD6,000,000 which is payable by the Company pursuant to the Legacy Entity SPA no earlier than December 2022 and not later than December 2024, and any on-lending to TNCL by the Company in relation to the T1A Loan, no member of the Group:

11.7.1	has any outstanding financial Indebtedness other than to the Company as at the date of this Agreement; and

11.7.2	will have any outstanding financial Indebtedness other than to the Company as at Closing (other than outstanding financial Indebtedness incurred in compliance with the Shareholders’ Agreement (including, without limitation, clause 5.4 thereof) and the T2 Agreement (including, without limitation, clause 6 and schedule 4 thereof) and full particulars of which have been fairly disclosed in writing to the Subscriber prior to Closing in the Closing Update Notification).

11.8	Guarantees and security

11.8.1	There is no outstanding security given by any member of the Group.

11.8.2	There is no outstanding guarantee, indemnity or security given by: (i) any member of the Group for the benefit of any shareholder of the Company or any of their Connected persons; or (ii) any shareholder of the Company or any of their Connected persons for the benefit of any member of the Group. In this Clause 11.8.2, “Connected” has the meaning given to that term in section 993 of the English Income Tax Act 2007, provided that neither the Company nor its subsidiary undertakings shall be deemed to be Connected to a shareholder of the Company.

11.9	Material Contracts

11.9.1	Save for the Legacy Entity SPA which has been disclosed in redacted form in the Box VDR, the T1A Loan Agreement, the Shareholders’ Agreement, the Cooperation Deed, the T2 Agreement and the Revised Development, Licencing and Services Agreement, all contracts to which a member of the Group is a party that are material in the context of the Group and/or the Project (including any amendments in relation thereto) (each, a “Material Contract” and together, the “Material Contracts”):

(i)	as at the date of this Agreement, have been disclosed to the Subscriber in the VDR, including (but not limited to) a full, true and accurate copy of the following (and any amendments in relation thereto): the Special Mining Licence; the Prospecting Licences; the Framework Agreement; the TNCL Shareholders’ Agreement; and the articles of association of each member of the Group; and

(ii)	as at Closing, any Material Contracts will have been disclosed to the Subscriber in the VDR, other than any Material Contracts entered into after the date of this Agreement and prior to Closing in compliance with the Shareholders’ Agreement (including, without limitation, clause 5.4 thereof) and the T2 Agreement (including, without limitation, clause 6 and schedule 4 thereof) and full particulars of any such Material Contracts entered into after the date of this Agreement and prior to Closing will have been fairly disclosed in writing to the Subscriber prior to Closing in the Closing Update Notification).

11.9.2	The Material Contracts constitute legal, valid and binding obligations on the parties thereto and the terms thereof have been complied with in all material respects by the relevant member of the Group and by the relevant other party thereof.

11.9.3	No member of the Group is in material breach of any of the Material Contracts and, so far as the Company is aware, no counterparty to any Material Contract is in material breach of any Material Contract and no disputes have arisen in respect of the Material Contracts.

11.9.4	The on-lending of the T1A Loan from the Company to TNCL has been validly registered with the Bank of Tanzania pursuant to the Tanzanian Foreign Exchange Circular No.6000/DEM/EX.REG/58, with a debt registration number issued by the Bank of Tanzania in respect of such registration.

11.10	Employment

11.10.1	No member of the Group is party to any share incentive, share option, profit sharing, bonus or other incentive arrangements (including employee benefit trusts) for the benefit of its employees.

11.10.2	As at the date of this Agreement, no member of the Group is party to any consultancy arrangements save in respect of the consultancy agreement with [***] to the extent fairly disclosed in the Box VDR and, as at Closing, no member of the Group will be party to any other consultancy arrangements (other than consultancy arrangements entered into in compliance with the Shareholders’ Agreement (including, without limitation, clause 5.4 thereof) and the T2 Agreement (including, without limitation, clause 6 and schedule 4 thereof) and full particulars of which have been fairly disclosed in writing to the Subscriber prior to Closing in the Closing Update Notification).

11.10.3	Each member of the Group with operations in Tanzania has, pursuant to the National Social Security Fund Act No. 5 of 2018, registered its employees (to the extent required to do so) with the Tanzanian National Social Security Fund and, pursuant to the Workers Compensation Act, 2008, registered with the Tanzanian Workers Compensation Fund (to the extent required to do so), and each such member of the Group has paid all social security dues in respect of the mandatory contributions to the Tanzanian National Social Security Fund and paid all contributions due to the Tanzanian Workers Compensation Fund pursuant to the Workers Compensation (Payment of Tariff) Regulations, 2015.

11.11	Licences and consents

All material licences, permits, consents and Authorisations required for the business or activities of the Group carried on at the date of this Agreement, true copies of which are contained in the VDR (“Licences”), have been obtained, and are in full force and effect and are and have been complied with in all material respects and no written notification has been received by any member of the Group, nor, as far as the Company is aware, is anticipated to be received, that any of such Licence is likely to be suspended, modified, cancelled or revoked.

11.12	Compliance with laws

11.12.1	Each member of the Group is conducting and has conducted the business of the Group in compliance with applicable Law.

11.12.2	No member of the Group has received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator or Governmental Authority with respect to any suspected, alleged or actual violation of and/or failure to comply with any applicable Law (including, without limitation, any Anti-Corruption Law or Sanctions Law), or requiring it to take or omit any action.

11.13	Environment

11.13.1	Each member of the Group is undertaking, and has undertaken, its respective business in material compliance with applicable Environmental Law.

11.13.2	No member of the Group has received any notice of any material civil, criminal, regulatory or administrative action, claim or investigation, proceeding or suit issued under or relating to Environmental Law and, so far as the Company is aware, no such action, claim or investigation, proceeding or suit is pending or threatened against any such member of the Group.

11.14	Litigation

Save in respect of a historical tax dispute in respect of the Legacy Entities with a maximum liability of USD3,800,000 as disclosed in the VDR, no member of the Group is involved whether as claimant or defendant or other party in any material claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration and, so far as the Company is aware, no material claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration is pending or threatened by or against any member of the Group.

11.15	Anti-Corruption Laws, Sanctions Laws and other

11.15.1	Neither the Company nor any of its Affiliates is considered a Sanctioned Party as at the date of this Agreement and none will be so considered at any time prior to Closing.

11.15.2	Each member of the Group has implemented and maintains risk-proportionate procedures designed to promote and achieve compliance with such Anti-Corruption Laws, Sanctions Laws and applicable anti-money laundering and counter-terrorism financing laws.

11.15.3	Neither the Company nor any other member of the Group nor any of its or their respective directors, officers, employees nor, so far as the Company is aware, any former (or current) Shareholder of the Company (other than the Subscriber) or any agents or contractors of any member of the Group, have directly or indirectly:

(i)	engaged in any activity or conduct that has resulted in a violation of any Anti-Corruption Laws, Sanctions Laws or applicable anti-money laundering and counter-terrorism financing Laws; and/or

(ii)	improperly made or authorised any contribution, payment, promise of payment or gift of funds, property or anything else of value to any official, employee or agent of any Governmental Authority in any jurisdiction in connection with the Project.

11.15.4	No member of the Group nor any of their respective directors, officers, employees nor any former (or current) shareholder of the Company (other than the Subscriber) is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Anti-Corruption Laws, Sanctions Laws or applicable anti-money laundering and counter-terrorism financing Laws in connection with the Project, and so far as the Company is aware, no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

11.15.5	So far as the Company is aware, the VDR contains reasonable details of all facts and circumstances existing whether in respect of the current use or proposed future exploitation of the Project that would reasonably be likely to affect the legality, validity, binding nature or enforceability of the Framework Agreement, the Special Mining Licence and/or the Prospecting Licences or otherwise materially affect the right of the Group to exploit the Project.

11.15.6	Each member of the Group and their respective directors, officers, employees and so far as the Company is aware, any former (or current) shareholder of the Company (other than the Subscriber) acting on behalf (or as agent) of any member of the Group, in each case, have complied with applicable Anti-Corruption Laws, Sanctions Laws and applicable anti-money laundering and counter-terrorism financing Laws in connection with the negotiation, entry into, award and/or grant of the Framework Agreement, the Special Mining Licence and/or the Prospecting Licences.

11.15.7	No investigation, inquiry or proceedings in connection with any Sanctions Laws or Anti-Corruption Laws have been threatened or are pending which, if successful, would affect the legality, validity, binding nature or enforceability of the Framework Agreement, the Special Mining Licence and/or the Prospecting Licences or otherwise limit, revoke, void, render unlawful, cancel, suspend or cause not to be renewed the Framework Agreement, the Special Mining Licence and/or the Prospecting Licences (as the context requires) and, so far as the Company is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

11.15.8	Save for the Legacy Entity SPA which has been disclosed in redacted form in the Box VDR, any agreements entered into with the Subscriber, employee agreements/arrangements in the ordinary course of business on arm’s length terms and any shareholder loans provided by a shareholder of the Company (or any entity controlled by such shareholder), no member of the Group is party to any transaction, contract, arrangement or understanding or dealing with any current or former employee, director, shareholder or consultant of any member of the Group or any person connected with any such current or former persons, or in which any such current or former person is interested (whether directly or directly).

11.15.9	So far as the Company is aware, no ‘politically exposed person’ nor any ‘family member’ or ‘known close associate’ of a politically exposed person (each as defined in regulation 35(12) of the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017) has, nor has had, any direct or indirect interest in, or business relationship with, any member of the Group or the Project.

11.15.10	As at the date of this Agreement, the confirmations given in the Compliance Confirmations dated the date of this Agreement are true and accurate and, so far as the Company is aware, there is no information that would result in the confirmations given in the Compliance Confirmations dated the date of this Agreement being untrue, inaccurate or misleading.

11.15.11	As at Closing, the confirmations given in the Compliance Confirmations dated as of the Closing Date are true and accurate and, so far as the Company is aware as at Closing, there will be no information that would result in the confirmations given in the Compliance Confirmations as of the Closing Date being untrue, inaccurate or misleading.

11.16	Taxation

11.16.1	No member of the Group is materially overdue in the filing of any Tax returns and no member of the Group is overdue in the payment of any material amount in respect of Tax and no claims or investigations are being made or conducted against any member of the Group with respect to Taxes.

11.16.2	Each member of the Group is resident for Tax purposes only in the jurisdiction under whose laws it is incorporated.

11.17	Important business issues since 30 June 2022

Since 30 June 2022 there has been no material adverse change in the financial position of the Company and, so far as the Company is aware, no event, fact or matter has occurred which is likely to give rise to any such change.

11.18	Legacy Entities

11.18.1	So far as the Company is aware, no material breach of the share purchase agreement entered into between the Company, Glencore Canada Corporation, Barrick International (Barbados) Corporation and Sutton Resources Limited in respect of the acquisition of the Legacy Entities (the “Legacy Entity SPA”) has occurred, is occurring or is reasonably likely to occur and no claim, action, proceeding, suit, litigation or arbitration is pending or threatened against it in respect of the Legacy Entity SPA.

11.18.2	Save in respect of a historical tax dispute in respect of the Legacy Entities with a maximum liability of USD3,800,000 as disclosed in the VDR, so far as the Company is aware, none of the Legacy Entities have any outstanding liabilities.

11.18.3	All of the Subsoil Data is:

(i)	legally and beneficially owned by the Legacy Entities;

(ii)	in the possession of or under the control of the Legacy Entities; and

(iii)	free to be used by the Legacy Entities and not subject to any third party rights and/or consents.

11.18.4	In respect of its acquisition of the Legacy Entities, the Company has obtained written confirmation from the Government of Tanzania that no approval from the Mining Commission is required under applicable Law and instead a notification to the Mining Commission from the Company (that does not require a response from the Mining Commission) is all that is required under applicable Law in this context (and the Company has made such a notification to the Mining Commission).

11.19	Mine closure plan

TNCL submitted, pursuant to the Mining Act 14 of 2010 (Cap. 123) (as amended) and the Mining (Safety, Occupational Health and Environmental Protection) Regulations 2010, a mine closure plan to the Mining Commission at the time of application for the Special Mining Licence, with such mine closure plan prepared in compliance with the requirements of the Mine Closure Guidelines 2019.

11.20	Resources

So far as the Company is aware, there have been no events, circumstances, facts or matters that would cause any material reduction in the aggregate amount of estimated, measured, indicated or inferred resources, as set out in the 2014 Barrick Glencore Draft Definitive Feasibility Study contained in folder path 4.2.1 of the VDR.

11.21	No misleading information

11.21.1	Any factual information provided by or on behalf of any member of the Group in relation to any agreement to which it is a party was true and accurate in all material respects and not misleading in any material respect as at the date it was provided or as at the date (if any) at which it is stated.

11.21.2	So far as the Company is aware, nothing has occurred or been omitted from the factual information referred to in Clause 11.21.1 above and no information has been given or withheld that results in that information being untrue or misleading in any material respect.

11.21.3	The VDR (including written answers provided by or on behalf of the Company in response to the questions asked by or on behalf of the Subscriber) has been collated by the Company in good faith and the Company has not knowingly included any information which, so far as the Company is aware, is untrue or knowingly omitted to include any information that would, so far as the Company is aware, render the information in the VDR untrue or misleading in any material respect.

11.22	Repetition

All Warranties made in this Clause 11 (Warranties) are deemed to be made by the Company by reference to the facts and circumstances then existing on the date of this Agreement and (to the extent fairly disclosed in the Closing Disclosure Letter) immediately prior to the issuance of the Subscription Shares.

11.23	Limitations of liability

11.23.1	The Company’s liability in aggregate for damages:

(i)	subject to Clause 11.23.1(ii), in respect of all Relevant Warranty Claims (excluding Fundamental Warranty Claims) shall not exceed an amount equal to USD15,000,000; and

(ii)	in respect of all Relevant Warranty Claims (including Fundamental Warranty Claims) shall not exceed an amount equal to USD50,000,000.

11.23.2	The Company shall not be liable for any individual Relevant Warranty Claim (or series of Relevant Warranty Claims arising from substantially identical facts or circumstances) where the liability agreed or determined for any such Relevant Warranty Claim does not exceed USD500,000. Where the liability agreed or determined in respect of any such Relevant Warranty Claim (or series of Relevant Warranty Claims) exceeds USD500,000, the Company shall be liable for the total amount of the Relevant Warranty Claim (or series of Relevant Warranty Claims) as agreed or determined and not just the excess.

11.23.3	The Company shall not be liable for any Relevant Warranty Claim unless written notice of any such claim is given by the Subscriber to the Company by no later than the date that is eighteen (18) months following Closing.

11.23.4	The Subscriber shall not be entitled to recover from the Company under this Agreement more than once in respect of the same loss suffered.

12	General Undertakings

12.1	Authorisations

Between the date of this Agreement and Closing, the Company shall promptly:

12.1.1	obtain, comply with and do all that is reasonably necessary to maintain in full force and effect; and

12.1.2	supply certified copies to the Subscriber of,

any Authorisation required under any Law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.

12.2	Compliance with laws

The Company shall comply in all respects with all Laws to which it may be subject if failure to comply would materially impair its ability to perform its obligations under this Agreement.

12.3	Conduct of business

The Company undertakes that it and each member of the Group shall carry on its business in the ordinary course as carried on immediately prior to the date of this Agreement, subject to any action taken to develop the Project in accordance with the terms of this Agreement, the Agreed Budget and the T2 Agreement, save insofar as agreed in writing by the Company (such consent not to be unreasonably withheld or delayed).

12.4	Taxation

12.4.1	The Company shall (and the Company shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

12.4.2	No member of the Group may change its residence for Tax purposes.

12.5	Anti-Corruption Laws and Sanctions Laws

12.5.1	The Company undertakes with regard to the performance of this Agreement (including, without limitation, with regard to the Company’s use of the Subscription Proceeds in accordance with Clause 7 (Use of Subscription Proceeds)), the Project, the Framework Agreement, the Special Mining Licence and the Prospecting Licences that it and each member of the Group and their respective directors, officers, employees and personnel will comply with Anti-Corruption Laws, Sanctions Laws and all applicable anti-money laundering and counter-terrorism financing Laws.

12.5.2	Without limiting the generality of Clause 12.5.1, the Company undertakes that it will not, and shall procure that each member of the Group and their respective directors, officers, employees and personnel will not:

(i)	make, offer, receive, solicit or authorise any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any person, including a public official, for the purpose of improperly influencing any act or decision of such person or improperly inducing such person to use his or her or its influence to obtain or retain business or direct business to any person in violation of Anti-Corruption Laws;

(ii)	make, offer or authorise any facilitation payment to a public official; nor

(iii)	use or allow the use of the Subscription Proceeds for any purpose that would be prohibited by or subject to penalty under Sanctions Laws.

12.5.3	Without limiting the generality of Clause 12.5.1, and with effect from the date of this Agreement until the earlier of T2 Closing (and the termination of the T2 Agreement in accordance with its terms), the Company undertakes that it will, and shall procure that each member of the Group will, promptly following the date of this Agreement:

(i)	implement and maintain appropriate, risk-proportionate policies and procedures which are effective to promote and achieve compliance with Anti-Corruption Laws, Sanctions Laws and all applicable anti-money laundering and counter-terrorism financing Laws (including, without limitation, policies and procedures pertaining to gifts and hospitality, engagement with public officials, community projects and sponsorships, training and awareness for Group personnel on managing compliance risks, and appropriate channels for reporting concerns of breaches of compliance requirements);

(ii)	prior to appointing or engaging any independent contractor, conduct appropriate, risk-proportionate due diligence addressing relevant criteria, including such contractor’s ability to perform the proposed work properly, on time, within budgeted cost, and in compliance with all relevant Laws (including Anti-Corruption Laws and Sanctions Laws); and

(iii)	include in its contracts with independent contractors provisions that require such contractors to comply with Anti-Corruption Laws and Sanctions Laws, entitle the Company (or other relevant member of the Group, as the case may be) to obtain information and/or documents from such contractors to verify the contractor’s compliance with Anti-Corruption Laws and Sanctions Laws, and require such contractors to impose, on their subcontractors of any tier, substantially similar compliance obligations and information rights in favour of the Company (or other relevant members of the Group, as the case may be).

12.5.4	From the date of this Agreement until the earlier of T2 Closing (and the termination of the T2 Agreement in accordance with its terms), in respect of any matter, event or circumstance that the Subscriber considers (acting in good faith) could result in a breach of any of the undertakings given by the Company in this Clause 12.5 (Anti-Corruption Laws and Sanctions Laws) and/or any of the Compliance Warranties if they were to be repeated at any time following the date of this Agreement, the Company shall, and shall procure that each member of the Group shall, as soon as reasonably practicable:

(i)	provide the Subscriber with any information that it reasonably requests in respect of the relevant matter, event or circumstance, unless the provision of such information would result in a breach of Law;

(ii)	answer any questions that the Subscriber reasonably asks in respect of the relevant matter, event or circumstance (and, if so requested by the Subscriber, do so in writing);

(iii)	procure the reasonable availability of any member of management or any senior employee of any member of the Group to discuss the relevant matter, event or circumstance with the Subscriber, if so requested by the Subscriber; and

(iv)	act reasonably in consulting with the Subscriber on, and shall have reasonable regard to any further actions the Subscriber may reasonably request in connection with, its investigation of the relevant matter, event or circumstance.

13	Positive Project Undertakings

13.1	On-funding

The Company shall on fund the Subscription Proceeds to its wholly owned subsidiary, TNCL, pursuant to a shareholder loan or on other legally binding financing terms, provided that, prior to providing any such on-funding, the Company shall first obtain and/or make (and provide the Subscriber with copies of) all applicable consents, notifications, filings or similar required in respect of such on-funding (including, for the avoidance of doubt, all those required to be obtained from, and/or made with, the Government of Tanzania and/or any other Governmental Authority), including, but not limited to, those required under the Shareholders’ Agreement, the Lifezone Holdings Shareholders’ Agreement, the Framework Agreement and the registration of any shareholder loan agreement with the Bank of Tanzania. For the avoidance of doubt, the Company shall have discretion as to the timing of such on-funding and the number of tranches through which the Subscription Proceeds are on funded to TNCL, provided that the Subscription Proceeds shall not be on-funded in a single tranche and that all on-funding is effected in accordance with the express provisions of the Agreed Budget.

13.2	Compliance with government agreements and arrangements

The Company shall and shall, to the extent applicable, procure that each member of the Group complies with all Government Arrangements between such member of the Group and the Government of Tanzania and/or other Governmental Authority.

13.3	Employment and consultancy arrangements

13.3.1	From the date of this Agreement until Closing, the Company shall, and shall procure that each member of the Group shall, ensure that the terms and conditions of employment, consultancy and benefits, of any new employee(s) or consultant(s) (or any amendments or modifications to such terms and conditions of any existing employee(s) or consultant(s)) shall be at normal market rates and on arm’s length and otherwise commercially reasonable terms, having regard to the position, skills, experience and expertise of such employee or consultant (as applicable).

13.3.2	From the date of this Agreement until Closing, the Company shall, and shall procure that each member of the Group shall, provide the Subscriber with reasonable notice prior to the entry into or amendment/variation of any employee or consultancy arrangements.

14	Notification of Breach

14.1	The Company shall, and shall procure that each member of the Group shall, notify the Subscriber in writing as soon as reasonably possible (and in any event prior to Closing) if any member of the Group becomes aware:

14.1.1	of any matter, event or circumstance that constitutes, or is reasonably expected to constitute, a breach of an undertaking in Clause 12 (General Undertakings) and/or Clause 13 (Positive Project Undertakings); or

14.1.2	that any Warranty made or deemed to be made by the Company in this Agreement is or proves to have been incorrect or misleading when made or, in the case of any Fundamental Warranty, would be incorrect or misleading if it were to be repeated at any time between the date of this Agreement and Closing, with any such Notice setting out such details as are available to the Group in respect of the relevant matter.

14.2	Any notification pursuant to Clause 14.1 shall not operate as a disclosure pursuant to Clause 11.1.2 and/or 11.22 (Repetition) of this Agreement and the Warranties shall not be subject to such notification.

15	Assignment

15.1	Except as permitted by Clauses 15.2 and 15.3, no Party may, without the prior written consent of the other Party, assign, grant any security interest over, hold on trust, novate or otherwise transfer the whole or any part of this Agreement.

15.2	Subject to Clauses 15.3 and 15.4, the Subscriber may without the consent of the other Party, assign, grant any security interest over, hold on trust, novate or otherwise transfer the whole or any part of this Agreement to any member of the Subscriber’s Group.

15.3	Any transferee shall not be entitled to receive under this Agreement any greater amount than that to which the transferring party would have been entitled.

15.4	To effect any novation pursuant to this Clause 15.4, the Subscriber and the transferee shall sign and deliver to the Company a transfer certificate in the form set out in Schedule 4 (Transfer Certificate). Upon delivery of a transfer certificate in accordance with this Clause 15.4, the novation will become effective and the Company agrees that such signed and delivered transfer certificate shall constitute a legal, valid and binding novation of this Agreement (in whole or in part, as applicable).

16	Payments

16.1	On each date on which a Party is required to make a payment under this Agreement, such Party shall make the same available to the other Party for value on the due date at the time and in such funds specified by the Subscriber as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

16.2	Any payments pursuant to this Agreement shall be effected by crediting the account specified by the Company or the Subscriber (as the case may be) reasonably in advance and in sufficient detail to enable payment by electronic transfer to be effected on or before the due date for payment. In the absence of any such specification by the Company, any payments to be made under this Agreement shall be effected by crediting for same day value the following account:

Account name	:	Kabanga Nickel Limited

Bank	:	[***]

Account number	:	[***]

IBAN	:	[***]

Swift Code	:	[***]

16.3	Payment of a sum in accordance with this Clause 16 (Payments) shall constitute a payment in full of the sum payable and shall be a good discharge to the payer of the payer’s obligation to make such payment.

17	Whole Agreement

17.1	Save for the Cooperation Deed, the T1A Loan Agreement and the T2 Agreement, this Agreement contains the whole agreement between the Parties relating to the subject matter thereof at the date hereof to the exclusion of any terms implied by Law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

17.2	Each of the Parties acknowledges that it has not been induced to enter this Agreement by any representation, Warranty or undertaking not expressly incorporated into it.

18	Notices

18.1	Any notice or other communication in connection with this Agreement (each a “Notice”) shall be:

18.1.1	in writing in English; and

18.1.2	delivered by:

(i)	hand;

(ii)	email;

(iii)	registered post; or

(iv)	courier using an internationally recognised courier company.

18.2	A Notice to the Subscriber shall be sent to such Party at the following address, or such other person or address as the Subscriber may notify the Company from time to time:

BHP Group Limited

Brookfield Place, Level 37, 125 St Georges Terrace, Perth, Western Australia, 6000, Australia

Email: [***] and [***] (in copy)

Attention: [***]

18.3	A Notice to the Company shall be sent to such party at the following address, or such other person or address as the Company may notify to the Subscriber from time to time:

Kabanga Nickel Limited

22 Chancery Lane, London WC2A 1LS, United Kingdom

Email: [***] and [***]

Attention: [***] and [***]

18.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

18.4.1	at the time of delivery, if delivered by hand, registered post or courier; or

18.4.2	at the time of sending if sent by email, provided that receipt shall not occur if the sender receives an automated message that the email has not been delivered to the recipient.

18.5	Email is not permitted for any Notice which: (i) terminates, gives notice to terminate or purports to terminate this Agreement; or (ii) notifies or purports to notify an actual or potential claim for breach of or under this Agreement.

19	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of either Party, any right or remedy under this Agreement shall operate as a waiver of any such right or remedy or constitute an election to affirm this Agreement. No waiver or election to affirm this Agreement on the part of either Party shall be effective unless in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

21	Amendments

No term of this Agreement may be amended without the prior consent of the Subscriber and the Company, and any such amendment will be binding on all Parties.

22	Confidentiality

22.1	Confidentiality

22.1.1	Subject to Clause 22.2 (Permitted disclosures), each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement which relates to:

(i)	the existence and the provisions of this Agreement;

(ii)	the negotiations relating to this Agreement;

(iii)	(in the case of the Company) any information relating to the business, financial or other affairs (including future plans) of the Subscriber’s Group; or

(iv)	(in the case of the Subscriber) any information relating to the business, financial or other affairs (including future plans) of the Group.

22.1.2	Subject to Clause 22.2 (Permitted disclosures), no announcement, communication, circular, publication or similar in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of: (i) any member of the Group without the prior written consent of the Subscriber; or (ii) any member of the Subscriber’s Group without the prior written consent of the Company. The Company shall ensure, and shall procure that each member of the Group ensures, that no such announcement, communication, circular, publication or similar is made or issued.

22.1.3	The Company shall not, and shall procure that each member of the Group does not, use the name of, or otherwise refer to, the Subscriber or any member of the Subscriber’s Group in any announcement, communication, circular, publication or similar without the prior written consent of the Subscriber.

22.1.4	The Subscriber shall not, and shall procure that each member of the Subscriber’s Group does not, use the name of, or otherwise refer to, the Company or any member of the Group in any announcement, communication, circular, publication or similar without the prior written consent of the Company.

22.2	Permitted disclosures

Clause 22.1 (Confidentiality) shall not prohibit disclosure or use of any information if and to the extent:

22.2.1	the disclosure or use is required by Law, any Governmental Authority or any stock exchange on which the shares of a party or its direct or indirect holding company are listed or are intended to be listed;

22.2.2	the disclosure or use is required to vest the full benefit of this Agreement in any party;

22.2.3	the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement;

22.2.4	the disclosure or use is to a Tax Authority and is reasonably required for the efficient management of the Tax affairs of the disclosing party or of any member of the Group or the Subscriber’s Group (as applicable);

22.2.5	the disclosure is made to professional advisers of any party or its Affiliates on a strictly need-to-know basis and on terms that such persons undertake to comply with the provisions of Clause 22.1 (Confidentiality) in respect of such information as if they were a party to this Agreement;

22.2.6	in respect of the DeSPAC Transaction or a potential listing of a party or its direct or indirect holding company only (and, for the avoidance of doubt, excluding any subsequent fundraising transactions or any other transaction), to bona fide potential investors and their professional advisers on a strictly need to know basis and on terms that such persons undertake to comply with the provisions of Clause 22.1 (Confidentiality) in respect of such information as if they were a party to this Agreement;

22.2.7	the information is or becomes publicly available (other than by breach of this Agreement or any other obligation of confidence); or

22.2.8	each Party has given prior written approval to the disclosure or use,

provided that the Party concerned shall, where not prohibited by Law, promptly notify the other Party of such disclosure or use (including the timing and content thereof) and (other than in the case of Clauses 22.2.5 and/or 22.2.6) provide the other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

22.3	Duration of confidentiality restrictions

The restrictions contained in Clause 22.1 shall continue to apply for a period of three (3) years from the date of this Agreement.

23	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

24	Governing Law and Dispute Resolution

24.1	This Agreement and the documents to be entered into pursuant to it and any non-contractual obligations arising out of or in connection with this Agreement and such documents, save as expressly referred to therein, shall be governed by and construed in accordance with English Law. Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the English courts to support and assist the arbitration process pursuant to Clause 24.2, including, if necessary, the grant of interlocutory relief pending the outcome of that process.

24.2	Any dispute arising out of or connected with this Agreement, including a dispute as to the existence, validity or termination of this Agreement, or this Clause 24 (Governing Law and Dispute Resolution) or any non-contractual obligation arising out of or in connection with this Agreement, shall be resolved by arbitration in London conducted in English by three (3) arbitrators pursuant to the rules of the London Court of International Arbitration (“LCIA”). The appointing body shall be the LCIA.

24.3	In the event of a declared public health emergency by either the World Health Organisation (the “WHO”) or a national Governmental Authority, as a consequence of which it is inadvisable or prohibited for the Parties and/or their legal representatives to travel to, or attend, any hearing ordered by the arbitrator, the following shall apply:

24.3.1	any such hearing shall be held via video or telephone conference upon the order of the arbitrator;

24.3.2	the Parties agree that no objection shall be taken to the decision, order or award of the arbitrator following any such hearing on the basis that the hearing was held by video or telephone conference; and

24.3.3	in exceptional circumstances only the arbitrator shall have the discretion to order that a hearing shall be held in person, but only after full and thorough consideration of the prevailing guidance of the WHO and any relevant travel or social distancing restrictions or guidelines affecting the Parties and/or their legal representatives and the implementation of appropriate mitigation.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNED by BHP BILLITON (UK) DDS LIMITED acting by two authorised signatories:
/s/ [***]

Director

/s/ [***]

Director

SIGNED by KABANGA NICKEL LIMITED acting by an authorised signatory:
/s/ [***]

Director